NEWS For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. www.twitter.com/ford www.facebook.com/ford Ford Names Lynn Vojvodich to Board of Directors DEARBORN, Mich., March 10, 2017 – Ford Motor Company (NYSE: F) is announcing today the election of Lynn Vojvodich to the company’s board of directors. Her appointment is effective April 1. Vojvodich, 49, is a global technology executive who has built, grown and transformed businesses for more than 20 years. She works with venture capital firms as an advisor to pre- IPO and start-up companies. From 2013 to February 2017, Vojvodich was executive vice president and chief marketing officer of Salesforce, the world’s fourth largest enterprise software company and the global leader in customer relationship management. “Lynn is a proven marketing leader and entrepreneur with a wealth of experience in transforming customer relationships,” said Executive Chairman Bill Ford. “With deep experience, particularly in the software industry, she brings a unique perspective to the board that will help guide our strategy and evolving customer experience.” Vojvodich will serve on the Ford Board of Directors’ Nominating and Governance, Sustainability and Innovation, and Audit Committees. Vojvodich has held leadership roles at Microsoft and BEA Systems and was a partner at the venture capital firm Andreessen Horowitz. She began her career as a mechanical engineer in a hard hat working on the design and construction of Gulfstream jets and offshore oil structures. Vojvodich serves as an independent director of The Priceline Group Inc. and was chairman of Take3, a marketing strategy firm she founded in 2006. She also has been recognized as one of Time’s Top 50 Women in Brand Marketing, Harvard Business School’s Most Inspiring Women in Silicon Valley and Ad Age’s Women to Watch. She received a Bachelor of Science degree in Engineering and Product Design from Stanford University and a Master of Business Administration from Harvard Business School. Reference Information For biographical information and photos of Lynn Vojvodich, click here. # # # About Ford Motor Company Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 201,000 employees and 62 plants worldwide, the company’s core business includes designing, manufacturing, marketing and servicing a full line of Ford cars, trucks and SUVs, as well as Lincoln luxury vehicles. To expand its business model, Ford is aggressively pursuing emerging opportunities with investments in electrification, autonomy and mobility. Ford provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products and services, please visit www.corporate.ford.com. Contacts: Susan Krusel 313.322.7998 skrusel@ford.com